UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 5)

                                  Cenveo, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    15670S105
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                September 9, 2005
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

 Burton Capital Management, LLC                          Goodwood Inc.
     100 Northfield Street                      212 King Street West, Suite 201
      Greenwich, CT 06830                       Toronto, Ontario, Canada M5H 1K5
   Telephone: (203) 302-3700                       Telephone: (416) 203-2022
   Attn: Robert G. Burton, Jr.                       Attn: Robert T. Kittel

                                 with a copy to:

                            Hughes Hubbard & Reed LLP
                             One Battery Park Plaza
                               New York, NY 10004
                            Telephone: (212) 837-6000
                           Attn: Kenneth A. Lefkowitz
--------------------------------------------------------------------------------
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)


         If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [_].

                                  SCHEDULE 13D
---------------------                                         ------------------
 CUSIP No. 15670S105                                            Page  2 of 32
---------------------                                         ------------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          Burton Capital Management, LLC
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          (Intentionally Omitted)
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [ ]
                                                                        (b)  [ ]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS
          WC
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) OR 2(e)                                              [ ]
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
--------- ----------------------------------------------------------------------
--------------------------------- -------- -------------------------------------
                                     7     SOLE VOTING POWER
                                           2,591,882
           NUMBER OF              -------- -------------------------------------
            SHARES                   8     SHARED VOTING POWER
         BENEFICIALLY                      0
           OWNED BY               -------- -------------------------------------
             EACH                    9     SOLE DISPOSITIVE POWER
           REPORTING                       2,591,882
          PERSON WITH             -------- -------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           0
--------------------------------- -------- -------------------------------------
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          2,591,882
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                            [ ]
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          5.1%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          OO (limited liability company)
--------- ----------------------------------------------------------------------

                                  SCHEDULE 13D
---------------------                                         ------------------
 CUSIP No. 15670S105                                            Page  3 of 32
---------------------                                         ------------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          Robert G. Burton, Sr.
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          (Intentionally Omitted)
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [ ]
                                                                        (b)  [ ]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS
          OO
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) OR 2(e)                                              [ ]
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.
--------- ----------------------------------------------------------------------
--------------------------------- -------- -------------------------------------
                                     7     SOLE VOTING POWER
                                           0
           NUMBER OF              -------- -------------------------------------
            SHARES                   8     SHARED VOTING POWER
         BENEFICIALLY                      2,806,492
           OWNED BY               -------- -------------------------------------
             EACH                    9     SOLE DISPOSITIVE POWER
           REPORTING                       0
          PERSON WITH             -------- -------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           2,806,492
--------------------------------- -------- -------------------------------------
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          2,806,492
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                            [ ]
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          5.5%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          IN
--------- ----------------------------------------------------------------------

                                  SCHEDULE 13D
---------------------                                         ------------------
 CUSIP No. 15670S105                                            Page  4 of 32
---------------------                                         ------------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          Robert G. Burton, Jr.
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          (Intentionally Omitted)
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [ ]
                                                                        (b)  [ ]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS
          PF
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) OR 2(e)                                              [ ]
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.
--------- ----------------------------------------------------------------------
--------------------------------- -------- -------------------------------------
                                     7     SOLE VOTING POWER
                                           55,000
           NUMBER OF              -------- -------------------------------------
            SHARES                   8     SHARED VOTING POWER
         BENEFICIALLY                      0
           OWNED BY               -------- -------------------------------------
             EACH                    9     SOLE DISPOSITIVE POWER
           REPORTING                       55,000
          PERSON WITH             -------- -------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           0
--------------------------------- -------- -------------------------------------
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          55,000
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                            [ ]
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.1%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          IN
--------- ----------------------------------------------------------------------

                                  SCHEDULE 13D
---------------------                                         ------------------
 CUSIP No. 15670S105                                            Page  5 of 32
---------------------                                         ------------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          Michael G. Burton
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          (Intentionally Omitted)
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [ ]
                                                                        (b)  [ ]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS
          PF
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) OR 2(e)                                              [ ]
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.
--------- ----------------------------------------------------------------------
--------------------------------- -------- -------------------------------------
                                     7     SOLE VOTING POWER
                                           87,318
           NUMBER OF              -------- -------------------------------------
            SHARES                   8     SHARED VOTING POWER
         BENEFICIALLY                      0
           OWNED BY               -------- -------------------------------------
             EACH                    9     SOLE DISPOSITIVE POWER
           REPORTING                       87,318
          PERSON WITH             -------- -------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           0
--------------------------------- -------- -------------------------------------
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          87,318
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                            [ ]
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.2%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          IN
--------- ----------------------------------------------------------------------

                                  SCHEDULE 13D
---------------------                                         ------------------
 CUSIP No. 15670S105                                            Page  6 of 32
---------------------                                         ------------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          Joseph P. Burton
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          (Intentionally Omitted)
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [ ]
                                                                        (b)  [ ]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS
          PF
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) OR 2(e)                                              [ ]
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.
--------- ----------------------------------------------------------------------
--------------------------------- -------- -------------------------------------
                                     7     SOLE VOTING POWER
                                           63,497
           NUMBER OF              -------- -------------------------------------
            SHARES                   8     SHARED VOTING POWER
         BENEFICIALLY                      0
           OWNED BY               -------- -------------------------------------
             EACH                    9     SOLE DISPOSITIVE POWER
           REPORTING                       63,497
          PERSON WITH             -------- -------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           0
--------------------------------- -------- -------------------------------------
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          63,497
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                            [ ]
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.1%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          IN
--------- ----------------------------------------------------------------------

                                  SCHEDULE 13D
---------------------                                         ------------------
 CUSIP No. 15670S105                                            Page  7 of 32
---------------------                                         ------------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          Gina Zambrana
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          (Intentionally Omitted)
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [ ]
                                                                        (b)  [ ]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS
          PF
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) OR 2(e)                                              [ ]
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.
--------- ----------------------------------------------------------------------
--------------------------------- -------- -------------------------------------
                                     7     SOLE VOTING POWER
                                           20,634
           NUMBER OF              -------- -------------------------------------
            SHARES                   8     SHARED VOTING POWER
         BENEFICIALLY                      0
           OWNED BY               -------- -------------------------------------
             EACH                    9     SOLE DISPOSITIVE POWER
           REPORTING                       20,634
          PERSON WITH             -------- -------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           0
--------------------------------- -------- -------------------------------------
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          20,634
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                            [ ]
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          less than 0.1%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          IN
--------- ----------------------------------------------------------------------

                                  SCHEDULE 13D
---------------------                                         ------------------
 CUSIP No. 15670S105                                            Page  8 of 32
---------------------                                         ------------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          Donald Zegzdryn
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          (Intentionally Omitted)
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [ ]
                                                                        (b)  [ ]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS
          PF
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) OR 2(e)                                              [ ]
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.
--------- ----------------------------------------------------------------------
--------------------------------- -------- -------------------------------------
                                     7     SOLE VOTING POWER
                                           25,500
           NUMBER OF              -------- -------------------------------------
            SHARES                   8     SHARED VOTING POWER
         BENEFICIALLY                      0
           OWNED BY               -------- -------------------------------------
             EACH                    9     SOLE DISPOSITIVE POWER
           REPORTING                       25,500
          PERSON WITH             -------- -------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           0
--------------------------------- -------- -------------------------------------
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          25,500
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                            [ ]
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.1%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          IN
--------- ----------------------------------------------------------------------

                                  SCHEDULE 13D
---------------------                                         ------------------
 CUSIP No. 15670S105                                            Page  9 of 32
---------------------                                         ------------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          Thomas Oliva
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          (Intentionally Omitted)
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [ ]
                                                                        (b)  [ ]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS
          PF
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) OR 2(e)                                              [ ]
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.
--------- ----------------------------------------------------------------------
--------------------------------- -------- -------------------------------------
                                     7     SOLE VOTING POWER
                                           342,948
           NUMBER OF              -------- -------------------------------------
            SHARES                   8     SHARED VOTING POWER
         BENEFICIALLY                      0
           OWNED BY               -------- -------------------------------------
             EACH                    9     SOLE DISPOSITIVE POWER
           REPORTING                       342,948
          PERSON WITH             -------- -------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           0
--------------------------------- -------- -------------------------------------
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          342,948
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                            [ ]
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.7%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          IN
--------- ----------------------------------------------------------------------

                                  SCHEDULE 13D
---------------------                                         ------------------
 CUSIP No. 15670S105                                            Page 10 of 32
---------------------                                         ------------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          Brendan Tobin
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          (Intentionally Omitted)
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [ ]
                                                                        (b)  [ ]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS
          PF
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) OR 2(e)                                              [ ]
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.
--------- ----------------------------------------------------------------------
--------------------------------- -------- -------------------------------------
                                     7     SOLE VOTING POWER
                                           62,555
           NUMBER OF              -------- -------------------------------------
            SHARES                   8     SHARED VOTING POWER
         BENEFICIALLY                      0
           OWNED BY               -------- -------------------------------------
             EACH                    9     SOLE DISPOSITIVE POWER
           REPORTING                       62,555
          PERSON WITH             -------- -------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           0
--------------------------------- -------- -------------------------------------
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          62,555
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                            [ ]
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.1%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          IN
--------- ----------------------------------------------------------------------

                                  SCHEDULE 13D
---------------------                                         ------------------
 CUSIP No. 15670S105                                            Page 11 of 32
---------------------                                         ------------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          Colin Christ
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          (Intentionally Omitted)
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [ ]
                                                                        (b)  [ ]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS
          PF
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) OR 2(e)                                              [ ]
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.
--------- ----------------------------------------------------------------------
--------------------------------- -------- -------------------------------------
                                     7     SOLE VOTING POWER
                                           28,717
           NUMBER OF              -------- -------------------------------------
            SHARES                   8     SHARED VOTING POWER
         BENEFICIALLY                      0
           OWNED BY               -------- -------------------------------------
             EACH                    9     SOLE DISPOSITIVE POWER
           REPORTING                       28,717
          PERSON WITH             -------- -------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           0
--------------------------------- -------- -------------------------------------
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          28,717
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                            [ ]
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.1%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          IN
--------- ----------------------------------------------------------------------

                                  SCHEDULE 13D
---------------------                                         ------------------
 CUSIP No. 15670S105                                            Page 12 of 32
---------------------                                         ------------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          Leonard C. Green
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          (Intentionally Omitted)
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [ ]
                                                                        (b)  [ ]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS
          PF
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) OR 2(e)                                              [ ]
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.
--------- ----------------------------------------------------------------------
--------------------------------- -------- -------------------------------------
                                     7     SOLE VOTING POWER
                                           343,230
           NUMBER OF              -------- -------------------------------------
            SHARES                   8     SHARED VOTING POWER
         BENEFICIALLY                      0
           OWNED BY               -------- -------------------------------------
             EACH                    9     SOLE DISPOSITIVE POWER
           REPORTING                       343,230
          PERSON WITH             -------- -------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           0
--------------------------------- -------- -------------------------------------
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          343,230
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                            [ ]
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.7%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          IN
--------- ----------------------------------------------------------------------

                                  SCHEDULE 13D
---------------------                                         ------------------
 CUSIP No. 15670S105                                            Page 13 of 32
---------------------                                         ------------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          Stephen Winslow
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          (Intentionally Omitted)
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [ ]
                                                                        (b)  [ ]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS
          PF
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) OR 2(e)                                              [ ]
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.
--------- ----------------------------------------------------------------------
--------------------------------- -------- -------------------------------------
                                     7     SOLE VOTING POWER
                                           35,089
           NUMBER OF              -------- -------------------------------------
            SHARES                   8     SHARED VOTING POWER
         BENEFICIALLY                      0
           OWNED BY               -------- -------------------------------------
             EACH                    9     SOLE DISPOSITIVE POWER
           REPORTING                       35,089
          PERSON WITH             -------- -------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           0
--------------------------------- -------- -------------------------------------
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          35,089
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                            [ ]
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.1%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          IN
--------- ----------------------------------------------------------------------

                                  SCHEDULE 13D
---------------------                                         ------------------
 CUSIP No. 15670S105                                            Page 14 of 32
---------------------                                         ------------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          Thomas Higgins
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          (Intentionally Omitted)
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [ ]
                                                                        (b)  [ ]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS
          PF
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) OR 2(e)                                              [ ]
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.
--------- ----------------------------------------------------------------------
--------------------------------- -------- -------------------------------------
                                     7     SOLE VOTING POWER
                                           13,994
           NUMBER OF              -------- -------------------------------------
            SHARES                   8     SHARED VOTING POWER
         BENEFICIALLY                      0
           OWNED BY               -------- -------------------------------------
             EACH                    9     SOLE DISPOSITIVE POWER
           REPORTING                       13,994
          PERSON WITH             -------- -------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           0
--------------------------------- -------- -------------------------------------
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          13,994
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                            [ ]
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          less than 0.1%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          IN
--------- ----------------------------------------------------------------------

                                  SCHEDULE 13D
---------------------                                         ------------------
 CUSIP No. 15670S105                                            Page 15 of 32
---------------------                                         ------------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          1354037 Ontario Inc.
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          (Intentionally Omitted)
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [ ]
                                                                        (b)  [ ]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS
          OO
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) OR 2(e)                                              [ ]
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
          Ontario, Canada
--------- ----------------------------------------------------------------------
--------------------------------- -------- -------------------------------------
                                     7     SOLE VOTING POWER
                                           0
           NUMBER OF              -------- -------------------------------------
            SHARES                   8     SHARED VOTING POWER
         BENEFICIALLY                      1,816,646
           OWNED BY               -------- -------------------------------------
             EACH                    9     SOLE DISPOSITIVE POWER
           REPORTING                       0
          PERSON WITH             -------- -------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           1,816,646
--------------------------------- -------- -------------------------------------
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORT
          1,816,646
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                            [ ]
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          3.6%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          CO
--------- ----------------------------------------------------------------------

                                  SCHEDULE 13D
---------------------                                         ------------------
 CUSIP No. 15670S105                                            Page 16 of 32
---------------------                                         ------------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          Goodwood Inc.
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          (Intentionally Omitted)
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [ ]
                                                                        (b)  [ ]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS
          OO
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) OR 2(e)                                              [ ]
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
          Ontario, Canada
--------- ----------------------------------------------------------------------
--------------------------------- -------- -------------------------------------
                                     7     SOLE VOTING POWER
                                           0
           NUMBER OF              -------- -------------------------------------
            SHARES                   8     SHARED VOTING POWER
         BENEFICIALLY                      1,816,646
           OWNED BY               -------- -------------------------------------
             EACH                    9     SOLE DISPOSITIVE POWER
           REPORTING                       0
          PERSON WITH             -------- -------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           1,816,646
--------------------------------- -------- -------------------------------------
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,816,646
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                            [ ]
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          3.6%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          CO
--------- ----------------------------------------------------------------------

                                  SCHEDULE 13D
---------------------                                         ------------------
 CUSIP No. 15670S105                                            Page 17 of 32
---------------------                                         ------------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          Goodwood Fund
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          (Intentionally Omitted)
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [ ]
                                                                        (b)  [ ]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS
          WC
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) OR 2(e)                                              [ ]
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
          Canada
--------- ----------------------------------------------------------------------
--------------------------------- -------- -------------------------------------
                                     7     SOLE VOTING POWER
                                           1,056,046
           NUMBER OF              -------- -------------------------------------
            SHARES                   8     SHARED VOTING POWER
         BENEFICIALLY                      0
           OWNED BY               -------- -------------------------------------
             EACH                    9     SOLE DISPOSITIVE POWER
           REPORTING                       1,056,046
          PERSON WITH             -------- -------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           0
--------------------------------- -------- -------------------------------------
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,056,046
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                            [ ]
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          2.1%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          IV
--------- ----------------------------------------------------------------------

                                  SCHEDULE 13D
---------------------                                         ------------------
 CUSIP No. 15670S105                                            Page 18 of 32
---------------------                                         ------------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          Goodwood Capital Fund
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          (Intentionally Omitted)
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [ ]
                                                                        (b)  [ ]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS
          WC
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) OR 2(e)                                              [ ]
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
          Canada
--------- ----------------------------------------------------------------------
--------------------------------- -------- -------------------------------------
                                     7     SOLE VOTING POWER
                                           107,800
           NUMBER OF              -------- -------------------------------------
            SHARES                   8     SHARED VOTING POWER
         BENEFICIALLY                      0
           OWNED BY               -------- -------------------------------------
             EACH                    9     SOLE DISPOSITIVE POWER
           REPORTING                       107,800
          PERSON WITH             -------- -------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           0
--------------------------------- -------- -------------------------------------
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          107,800
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                            [ ]
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.2%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          IV
--------- ----------------------------------------------------------------------

                                  SCHEDULE 13D
---------------------                                         ------------------
 CUSIP No. 15670S105                                            Page 19 of 32
---------------------                                         ------------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          Arrow Goodwood Fund
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          (Intentionally Omitted)
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [ ]
                                                                        (b)  [ ]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS
          WC
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) OR 2(e)                                              [ ]
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
          Canada
--------- ----------------------------------------------------------------------
--------------------------------- -------- -------------------------------------
                                     7     SOLE VOTING POWER
                                           509,800
           NUMBER OF              -------- -------------------------------------
            SHARES                   8     SHARED VOTING POWER
         BENEFICIALLY                      0
           OWNED BY               -------- -------------------------------------
             EACH                    9     SOLE DISPOSITIVE POWER
           REPORTING                       509,800
          PERSON WITH             -------- -------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           0
--------------------------------- -------- -------------------------------------
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          509,800
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                            [ ]
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          1.0%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          IV
--------- ----------------------------------------------------------------------

                                  SCHEDULE 13D
---------------------                                         ------------------
 CUSIP No. 15670S105                                            Page 20 of 32
---------------------                                         ------------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          The Goodwood Fund 2.0 Ltd.
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          (Intentionally Omitted)
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [ ]
                                                                        (b)  [ ]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS
          WC
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) OR 2(e)                                              [ ]
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
          Cayman Islands
--------- ----------------------------------------------------------------------
--------------------------------- -------- -------------------------------------
                                     7     SOLE VOTING POWER
                                           125,600
           NUMBER OF              -------- -------------------------------------
            SHARES                   8     SHARED VOTING POWER
         BENEFICIALLY                      0
           OWNED BY               -------- -------------------------------------
             EACH                    9     SOLE DISPOSITIVE POWER
           REPORTING                       125,600
          PERSON WITH             -------- -------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           0
--------------------------------- -------- -------------------------------------
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          125,600
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                            [ ]
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0.2%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          IV
--------- ----------------------------------------------------------------------

                                  SCHEDULE 13D
---------------------                                         ------------------
 CUSIP No. 15670S105                                            Page 21 of 32
---------------------                                         ------------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          KBSH Goodwood Canadian Long/Short Fund
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          (Intentionally Omitted)
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [ ]
                                                                        (b)  [ ]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS
          WC
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) OR 2(e)                                              [ ]
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
          Canada
--------- ----------------------------------------------------------------------
                                     7     SOLE VOTING POWER
                                           17,400
           NUMBER OF              -------- -------------------------------------
            SHARES                   8     SHARED VOTING POWER
         BENEFICIALLY                      0
           OWNED BY               -------- -------------------------------------
             EACH                    9     SOLE DISPOSITIVE POWER
           REPORTING                       17,400
          PERSON WITH             -------- -------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           0
--------------------------------- -------- -------------------------------------
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          17,400
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                            [ ]
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          less than 1%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          IV
--------- ----------------------------------------------------------------------

                                  SCHEDULE 13D
---------------------                                         ------------------
 CUSIP No. 15670S105                                            Page 22 of 32
---------------------                                         ------------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          Peter H. Puccetti
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          (Intentionally Omitted)
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [ ]
                                                                        (b)  [ ]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS
          OO
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) OR 2(e)                                              [ ]
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
          Canada
--------- ----------------------------------------------------------------------
--------------------------------- -------- -------------------------------------
                                     7     SOLE VOTING POWER
                                           0
           NUMBER OF              -------- -------------------------------------
            SHARES                   8     SHARED VOTING POWER
         BENEFICIALLY                      1,816,646
           OWNED BY               -------- -------------------------------------
             EACH                    9     SOLE DISPOSITIVE POWER
           REPORTING                       0
          PERSON WITH             -------- -------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           1,816,646
--------------------------------- -------- -------------------------------------
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,816,646
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                            [ ]
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          3.6%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          IN
--------- ----------------------------------------------------------------------

                                  SCHEDULE 13D
---------------------                                         ------------------
 CUSIP No. 15670S105                                            Page 23 of 32
---------------------                                         ------------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          J. Cameron MacDonald
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          (Intentionally Omitted)
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [ ]
                                                                        (b)  [ ]
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS
          OO
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) OR 2(e)                                              [ ]
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
          Canada
--------- ----------------------------------------------------------------------
--------------------------------- -------- -------------------------------------
                                     7     SOLE VOTING POWER
                                           0
           NUMBER OF              -------- -------------------------------------
            SHARES                   8     SHARED VOTING POWER
         BENEFICIALLY                      1,816,646
           OWNED BY               -------- -------------------------------------
             EACH                    9     SOLE DISPOSITIVE POWER
           REPORTING                       0
          PERSON WITH             -------- -------------------------------------
                                    10     SHARED DISPOSITIVE POWER
                                           1,816,646
--------------------------------- -------- -------------------------------------
--------- ----------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,816,646
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                            [ ]
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          3.6%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*
          IN
--------- ----------------------------------------------------------------------

                                  SCHEDULE 13D
---------------------                                         ------------------
 CUSIP No. 15670S105                                            Page 24 of 32
---------------------                                         ------------------


        This Amendment ("Amendment No. 5") is being jointly filed by each of the following persons pursuant to Rule 13d-1(k) of the Securities and Exchange Commission (the "Commission") pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"): Burton Capital Management, LLC, a Delaware limited liability company ("BCM"), Robert G. Burton, Sr. ("Burton Sr."), Robert G. Burton, Jr. ("Burton Jr."), Michael G. Burton ("M.Burton"), Joseph P. Burton ("J.Burton"), Gina Zambrana ("Zambrana"), Donald Zegzdryn ("Zegzdryn"), Thomas Oliva ("Oliva"), Brendan Tobin ("Tobin"), Colin Christ ("Christ"), Leonard C. Green ("Green"), Stephen Winslow ("Winslow"), Thomas Higgins ("Higgins"), 1354037 Ontario Inc., an Ontario corporation ("Ontario Inc."), Goodwood Inc., an Ontario corporation ("Goodwood Inc."), Goodwood Fund, a Canadian mutual fund trust ("Goodwood Fund"), Goodwood Capital Fund, a Canadian mutual fund trust ("Goodwood Capital Fund"), Arrow Goodwood Fund, a Canadian mutual fund trust ("Arrow Goodwood Fund"), The Goodwood Fund 2.0 Ltd., a Cayman Islands limited liability company ("Goodwood Fund 2.0"), KBSH Goodwood Canadian Long/Short Fund, a Canadian mutual fund trust ("KBSH Goodwood Fund"), Peter H. Puccetti ("Puccetti") and J. Cameron MacDonald ("MacDonald"). BCM, Burton Sr., Burton Jr., M.Burton, J.Burton, Zambrana, Zegzdryn, Oliva, Tobin, Christ, Green, Winslow, Higgins, Ontario Inc., Goodwood Inc., Goodwood Fund, Goodwood Capital Fund, Arrow Goodwood Fund, Goodwood Fund 2.0, KBSH Goodwood Fund, Puccetti and MacDonald are collectively referred to as the "Reporting Persons."

        This Amendment No. 5 amends the Schedule 13D originally filed with the Commission on April 7, 2005 (the "Original Schedule 13D"), and amended by Amendment No. 1 thereto, which was filed with the Commission on April 11, 2005 ("Amendment No. 1"), Amendment No. 2 thereto, which was filed with the Commission on May 26, 2005 ("Amendment No. 2"), Amendment No. 3 thereto, which was filed with the Commission on June 10, 2005 ("Amendment No. 3") and Amendment No. 4 thereto, which was filed with the Commission on August 25, 2005 ("Amendment No. 4"). The Original Schedule 13D, as amended by Amendment No. 1, Amendment No. 2, Amendment No. 3 and Amendment No. 4, is referred to as the "Schedule 13D."

        This Amendment No. 5 is being filed to, among other things, report that the Reporting Persons have no common intentions at the present time and no longer constitute a "group" (as defined in Rule 13d-5(b) of the Exchange Act). Accordingly, this Amendment No. 5 is the final amendment to the Schedule 13D to be filed by the Reporting Persons other than BCM and Burton Sr.

        All terms used, but not defined, in this Amendment No. 5 are as defined in the Schedule 13D. The summary descriptions (if any) contained herein of certain agreements and documents are qualified in their entirety by reference to the complete text of such agreements and documents filed as Exhibits hereto or incorporated herein by reference.


Item 3 of the Schedule 13D is amended and supplemented as follows:

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

        The total amount of funds used by Green to acquire the Common Stock reported as purchased by him in Item 5(c) was as follows:

                                  SCHEDULE 13D
---------------------                                         ------------------
 CUSIP No. 15670S105                                            Page 25 of 32
---------------------                                         ------------------


                                 SHARES
                                REPORTED         AMOUNT OF
REPORTING PERSON                IN ITEM 5(c)       FUNDS*      SOURCE OF FUNDS
----------------                ------------     ---------     ---------------
Green.....................        25,000         $236,231      Personal funds(a)
__________________
*       Including commissions.
(a) Includes working capital of Dalled, Inc., whose stock Green may be deemed to beneficially own. See Item 5(a).

Item 4 of the Schedule 13D is amended and supplemented as follows:

ITEM 4. PURPOSE OF THE TRANSACTION

        On September 9, 2005, BCM and Burton Sr. announced that they had entered into a Settlement and Governance Agreement (the "Agreement") with the Issuer pursuant to which the Issuer's incumbent board of directors approved a reconstituted board of directors which consists of the nominees proposed by BCM and Goodwood Inc. (the "Nominees"), Jerome Pickholz, who was a member of the Issuer's prior board of directors, and Robert Obernier. The transition in membership of the board of directors was effective as of noon, Eastern time, on Monday, September 12, 2005. As a result of the foregoing, the Issuer's September 14, 2005 special meeting of shareholders will not be held.

        Pursuant to the Agreement, among other things:

        o for a period of three years, the Issuer's articles of incorporation and bylaws will provide for the annual election of directors, the ability of shareholders to remove directors without cause, and the ability of shareholders to call a special meeting;

        o for a period of four years, no related party transactions will be entered into by the Issuer without the approval of a committee of disinterested directors;

        o for a period of two years, except with the approval of a committee of disinterested directors, the Issuer will not alter, amend or repeal its shareholder rights plan, nor exempt BCM or certain of its affiliates from operation of such plan; and

        o except with the approval of a committee of disinterested directors, for a period of one year, Burton Sr. will not dispose of any Common Shares he currently holds.

                                  SCHEDULE 13D
---------------------                                         ------------------
 CUSIP No. 15670S105                                            Page 26 of 32
---------------------                                         ------------------


        After the nominees proposed by BCM and Goodwood Inc. were elected to the Issuer's board of directors, Burton Sr. was named Chairman and Chief Executive Officer of the Issuer.

        A copy of the Agreement is attached hereto as Exhibit 6 and incorporated herein by reference.

        BCM and Burton Sr. will continuously evaluate and review their ownership of Common Stock and the Issuer's business affairs, financial position and future prospects, as well as conditions in the securities markets and general economic and industrial conditions and may engage in communications regarding the same with other shareholders, officers or directors of the Issuer. Based on such evaluation, review, communication and other factors, BCM and Burton Sr. will continue to consider various alternative courses of action and will in the future take such actions with respect to their investment in the Issuer as they deem appropriate in light of the circumstances existing from time to time. Depending on market conditions and other factors that BCM and Burton Sr. may deem material to their investment decision, including the availability of other investment opportunities, BCM or Burton Sr. may in accordance with (and to the extent provided in) the Agreement from time to time acquire additional shares of Common Stock or other securities of the Issuer or its subsidiaries in the open market or in privately negotiated transactions or dispose of all or a portion of the shares of Common Stock that he or it now owns or all or a portion of the shares of Common Stock or other securities of the Issuer or its subsidiaries that he or it may hereafter acquire.

Item 5 of the Schedule 13D is amended to read in its entirety as follows:

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER

(a) and (b)

        The Schedule 13D reported that the Reporting Persons may be deemed to be a "group" (as defined in Rule 13d-5(b) under the Exchange Act). As discussed above, however, the Reporting Persons have no common intentions at the present time and no longer constitute a "group."

        Pursuant to Rule 13d-3 of the Exchange Act ("Rule 13d-3"), BCM beneficially owned 2,591,882 shares of Common Stock on September 8, 2005, which was approximately 5.1% of the outstanding Common Stock on such date. All of such shares were owned of record by BCM.

        Pursuant to Rule 13d-3, Burton Sr. beneficially owned 2,806,492 shares of Common Stock on September 8, 2005, which was approximately 5.5% of the outstanding Common Stock on such date. 2,591,882 of such shares are owned of record by BCM, and the remainder of such shares were owned by Burton Sr. in a joint account with his wife.

                                  SCHEDULE 13D
---------------------                                         ------------------
 CUSIP No. 15670S105                                            Page 27 of 32
---------------------                                         ------------------


        Burton Jr. owned 55,000 shares of Common Stock on September 8, 2005, which was approximately 0.1% of the outstanding Common Stock on such date.

        M.Burton owned 87,318 shares of Common Stock on September 8, 2005, which was approximately 0.2% of the outstanding Common Stock on such date.

        J.Burton owned 63,497 shares of Common Stock on September 8, 2005, which was approximately 0.1% of the outstanding Common Stock on such date.

        Zambrana owned 20,634 shares of Common Stock on September 8, 2005, which was less than 0.1% of the outstanding Common Stock on such date.

        Zegzdryn owned 25,500 shares of Common Stock on September 8, 2005, which was approximately 0.1% of the outstanding Common Stock on such date.

        Oliva owned 342,948 shares of Common Stock on September 8, 2005, which was approximately 0.7% of the outstanding Common Stock on such date.

        Tobin owned 62,555 shares of Common Stock on September 8, 2005, which was approximately 0.1% of the outstanding Common Stock on such date.

        Christ owned 28,717 shares of Common Stock on September 8, 2005, which was approximately 0.1% of the outstanding Common Stock on such date.

        Green owned 343,230 shares of Common Stock on September 8, 2005, which was approximately 0.7% of the outstanding Common Stock on such date. Of these shares beneficially owned by Green: (i) 12,100 shares (constituting less than 0.1% of the outstanding Common Stock) are owned by Dalled, Inc., which is controlled by Green; (ii) 3,500 shares (constituting less than 0.1% of the outstanding Common Stock) are owned by Jobel Management Corp., which is controlled by Green; (iii) 700 shares (constituting less than 0.1% of the outstanding Common Stock) are owned by Market Investments, L.P., which may be deemed to be controlled by Green; (iv) controls Southern States Investment Co., Inc., which owns 700 shares (constituting less than 0.1% of the outstanding Common Stock); (v) 700 shares (constituting less than 0.1% of the outstanding Common Stock) are owned by Altman Trust- Green Realty Associates, which may be deemed to be controlled by Green; (vi) 2,800 shares are owned jointly with Green's spouse; and (vii) 7,700 shares owned by Green's spouse. Green disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

        Winslow owned 35,089 shares of Common Stock on September 8, 2005, which was approximately 0.1% of the outstanding Common Stock on such date.

        Higgins owned 13,994 shares of Common Stock on September 8, 2005, which was less than 0.1% of the outstanding Common Stock on such date.

        Pursuant to Rule 13d-3, each of Ontario Inc. and Goodwood Inc. were the beneficial owner of the 1,816,646 shares of Common Stock on September 8, 2005 (representing approximately 3.6% of the then outstanding Common Stock) that were beneficially owned by each of Puccetti and MacDonald as described below and that were owned by funds as described below. Of these 1,816,646 beneficially-owned shares of Common Stock, 1,056,046 (constituting approximately 2.1% of the outstanding Common Stock) were owned of record by Goodwood Fund, 107,800 (constituting approximately 0.2% of the outstanding Common Stock) were owned of

                                  SCHEDULE 13D
---------------------                                         ------------------
 CUSIP No. 15670S105                                            Page 28 of 32
---------------------                                         ------------------


record by Goodwood Capital Fund, 509,800 (constituting approximately 1.0% of the outstanding Common Stock) were owned of record by Arrow Goodwood Fund, 125,600 (constituting approximately 0.2% of the outstanding Common Stock) were owned of record by Goodwood Fund 2.0 and 17,400 (constituting less than 1% of the outstanding Common Stock) were owned of record by KBSH Goodwood Fund.

        Pursuant to Rule 13d-3, Puccetti was the beneficial owner of 1,816,646 shares of Common Stock on September 8, 2005 (all of which were owned by funds as described above), constituting approximately 3.6% of the outstanding Common Stock on such date.

        Pursuant to Rule 13d-3, MacDonald was the beneficial owner of 1,816,646 shares of Common Stock on September 8, 2005 (all of which were owned by funds as described above), constituting approximately 3.6% of the outstanding Common Stock on such date.

(c) The following transactions were effected by the identified parties that were not reported in Item 5(c) of the Schedule 13D:

                                      BUY/            NUMBER        PRICE PER
REPORTING PERSON      DATE            SELL           OF SHARES       SHARE*
----------------      ----            ----           ---------      ---------
Green                8/29/05          Buy                700        $9.4000
Green                8/29/05          Buy              4,500         9.3867
Green                8/29/05          Buy              9,800         9.4600
Green                8/29/05          Buy              2,000         9.3500
Green                8/29/05          Buy              1,000         9.3000
Green                8/29/05          Buy                100         9.2800
Green                8/29/05          Buy              1,300         9.3000
Green                8/29/05          Buy                300         9.2300
Green                8/29/05          Buy                200         9.2400
Green                8/29/05          Buy                100         9.2400
Green                8/29/05          Buy              2,500         9.3500
Green                8/29/05          Buy              2,500         9.3500
                                                     ---------
  Total                                               25,000
                                                     =========

_______________
*       Each transaction was affected on the NYSE.


Item 6 of the Schedule 13D is amended and supplemented as follows:

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

        Except as described in Item 4 above, none of the Reporting Persons, have entered into, or amended any existing agreement with respect to the securities of the Issuer since the date Amendment No. 4 was filed with the Commission.

        The information set forth under Item 4 above is incorporated by reference.


Item 7 is amended to read in its entirety as follows:

                                  SCHEDULE 13D
---------------------                                         ------------------
 CUSIP No. 15670S105                                            Page 29 of 32
---------------------                                         ------------------


ITEM 7. MATERIAL TO BE FILED AS EXHIBITS

Exhibit 1 Schedule 13D Joint Filing Agreement dated as of June 10, 2005 among each Reporting Person.

Exhibit 2 Letter dated April 7, 2005 from BCM to the Issuer (filed as Exhibit 2 to the Original Schedule 13D and incorporated herein by reference).

Exhibit 3 Letter dated May 25, 2005 from BCM to the Issuer (filed as Exhibit 2 to Amendment No. 2 and incorporated herein by reference).

Exhibit 4 Letter dated June 10, 2005 from certain of the Reporting Persons to the Issuer regarding demand for a special meeting of shareholders (filed as Exhibit 4 to Amendment No. 3 and incorporated herein by reference).

Exhibit 5 Letter dated July 28, 2005 from BCM to the Issuer (filed with the Commission by BCM, Goodwood Inc. and Ontario Inc. on July 28, 2005 as soliciting materials pursuant to Rule 14a-12 and incorporated herein by reference).

Exhibit 6 Settlement and Governance Agreement dated as of September 9, 2005 among BCM, Burton Sr. and the Issuer (filed with the Commission on September 12, 2005 as Exhibit 10.1 to the Issuer's current report on Form 8-K dated (date of earliest event reported) September 9, 2005 and incorporated herein by reference).

                                  SCHEDULE 13D
---------------------                                         ------------------
 CUSIP No. 15670S105                                            Page 30 of 32
---------------------                                         ------------------


            SIGNATURES

        After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct. Pursuant to Rule 13d-1(k)(1), each of the undersigned agrees that this statement is filed on behalf of each of us.

Dated:  September 13, 2005

                                              BURTON CAPITAL MANAGEMENT, LLC

                                              By:  /s/ Robert G. Burton, Jr.
                                                 -------------------------------
                                              Name:    ROBERT G. BURTON, JR.
                                              Its:     President

                                                   /s/ Robert G. Burton, Sr.
                                                 -------------------------------
                                                       ROBERT G. BURTON, SR.

                                                   /s/ Robert G. Burton, Jr.
                                                 -------------------------------
                                                       ROBERT G. BURTON, JR.

                                                  /s/ Michael G. Burton
                                                 -------------------------------
                                                      MICHAEL G. BURTON

                                                  /s/ Joseph P. Burton
                                                 -------------------------------
                                                      JOSEPH P. BURTON

                                                  /s/ Gina Zambrana
                                                 -------------------------------
                                                      GINA ZAMBRANA

                                                  /s/ Donald Zegzdryn
                                                 -------------------------------
                                                      DONALD ZEGZDRYN

                                                  /s/ Thomas Oliva
                                                 -------------------------------
                                                      THOMAS OLIVA

                                                  /s/ Brendan Tobin
                                                 -------------------------------
                                                      BRENDAN TOBIN

                                                  /s/ Colin Christ
                                                 -------------------------------
                                                      COLIN CHRIST

                                                  /s/ Leonard C. Green
                                                 -------------------------------
                                                      LEONARD C. GREEN

                                                  /s/ Stephen Winslow
                                                 -------------------------------
                                                      STEPHEN WINSLOW

                                  SCHEDULE 13D
---------------------                                         ------------------
 CUSIP No. 15670S105                                            Page 31 of 32
---------------------                                         ------------------


                                                  /s/ Thomas Higgins
                                                 -------------------------------
                                                      THOMAS HIGGINS

                                              1354037 ONTARIO INC.

                                              By:  /s/ J. Cameron MacDonald
                                                 -------------------------------
                                              Name:
                                              Its:

                                              GOODWOOD INC.

                                              By:  /s/ Peter H. Puccetti
                                                 -------------------------------
                                              Name:
                                              Its:

                                              GOODWOOD FUND

                                              By:  /s/ Peter H. Puccetti
                                                 -------------------------------
                                              Name:
                                              Its:

                                              GOODWOOD CAPITAL FUND

                                              By:  /s/ Peter H. Puccetti
                                                 -------------------------------
                                              Name:
                                              Its:

                                              ARROW GOODWOOD FUND

                                              By:  /s/ Peter H. Puccetti
                                                 -------------------------------
                                              Name:
                                              Its:

                                              THE GOODWOOD FUND 2.0 LTD.

                                              By:  /s/ Peter H. Puccetti
                                                 -------------------------------
                                              Name:
                                              Its:

                                  SCHEDULE 13D
---------------------                                         ------------------
 CUSIP No. 15670S105                                            Page 32 of 32
---------------------                                         ------------------


                                              KBSH GOODWOOD CANADIAN
                                              LONG/SHORT FUND

                                              By:   /s/ Peter H. Puccetti
                                                 -------------------------------
                                              Name:
                                              Its:

                                                    /s/ Peter H. Puccetti
                                                 -------------------------------
                                                        PETER H. PUCCETTI

                                                    /s/ J. Cameron MacDonald
                                                 -------------------------------
                                                        J. CAMERON MACDONALD